SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 8, 2006

Adolor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30039	31-1429198
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Pennsylvania Drive, Exton, PA	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 595-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 8, 2006, the Company entered into an agreement with David Madden, the current interim President and Chief Executive Officer, whereby Mr. Madden will continue to serve as interim President and Chief Executive Officer for a term of up to one year pursuant to the terms of a Letter Agreement dated August 8, 2006 (the “Letter Agreement”) between the Company and Mr. Madden filed as Exhibit 10.1 to this Report and incorporated herein by reference. The Letter Agreement amends the letter agreement dated August 1, 2005 (the “August 2005 Letter Agreement”) between Mr. Madden and the Company. Mr. Madden will be granted on August 8, 2006 and on the 8th day of each month that he is so serving as interim President and Chief Executive Officer, options to purchase 15,000 shares of the Company’s Common Stock at an exercise price based on the closing price of the Company’s Common Stock on the date immediately preceding such date (the “Options”). The Options shall vest immediately and shall have a ten-year term from the date of grant, subject to earlier termination pursuant to the terms of the stock option plan under which the Options have been granted. To the extent permitted, the Options will be Incentive Stock Options and will be issued under the Adolor Corporation 2003 Stock-Based Incentive Compensation Plan and any amount not permitted to be issued under such plan will be issued under the Company’s Amended and Restated 1994 Equity Compensation Plan. All terms of the August 2005 Letter Agreement not amended by this Letter Agreement shall remain in full force and effect.

Item 8.01. Other Events.

The Company has been informed by Glaxo Group Limited that the results from studies 012 and 013, in which Entereg® (alvimopan) is being evaluated as a treatment for Opioid Bowel Dysfunction in patients taking opioid analgesics for persistent non-cancer pain, as well as those of study 008 for cancer pain, are expected to be available late in the third quarter or early in the fourth quarter of 2006.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter Agreement between the Company and David Madden dated August 8, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADOLOR CORPORATION

By:	/s/ Thomas P. Hess
Name:	Thomas P. Hess
Title:	Vice President, Finance and Chief Financial Officer

Dated: August 8, 2006